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                              News and information
Contact:
Dan Kashman, Investor Relations, 207-824-5013
Skip King, Media Relations, 207-824-5020

Hollis Rafkin-Sax, For Oak Hill Capital Partners
Chatsworth Group, 914-834-1821

                        American Skiing Company Completes
              $150 Million Investment by Oak Hill Capital Partners

Newry, Maine - August 9, 1999 -- American Skiing Company (NYSE: SKI) has closed its previously announced $150 million investment by Oak Hill Capital Partners, L.P., a private equity investment group. The Company also announced today that it has received consent from its lenders to simplify its capital structure by merging ASC East, Inc. and ASC West, Inc. into the parent company. Management expects to complete the merger within the next sixty days.

Chairman and Chief Executive Officer of American Skiing Company, Leslie B. Otten, stated, "The infusion of Oak Hill's capital investment greatly increases our financial flexibility and allows us to fully implement our growth strategy. Our entire organization is energized about the benefit of this transaction to our resort communities, as we now have the resources to continue to execute our development plans. The investments we have made during the past several years, combined with those now underway, are creating a state-of-the-art resort network, which offers the best skiing and riding experience available in each of our markets. We are excited about the product we will be delivering to our guests for the upcoming winter season. "

"We believe that American Skiing Company represents an outstanding investment opportunity for Oak Hill," commented Steven B. Gruber, Managing Partner of Oak Hill Capital Partners. "This capital will provide the Company the financial strength to expand its leadership in the ski resort industry. We look forward to working closely with the entire team of employees at the Company and assisting in the execution of its strategy."

Oak Hill Capital Partners, L.P. is a $1.6 billion private equity partnership founded by Robert M. Bass and his team of investment professionals. Oak Hill
Capital makes significant investments through acquisitions, build-ups, recapitalizations, restructurings, strategic joint ventures and the purchase of minority stakes across a wide range of industries. Oak Hill Capital Management, Inc., based in New York, and Menlo Park, California, manages the partnership.

Headquartered in Newry, Maine, American Skiing Company, founded by Leslie B. Otten, is the largest operator of alpine ski, snowboard and golf resorts in the United States growing skier visits ten-fold over the last five years. Its resorts include Steamboat in Colorado; Killington, Mount Snow and Sugarbush in Vermont; Sunday River and Sugarloaf/USA in Maine; Attitash Bear Peak in New Hampshire; The Canyons in Utah; and Heavenly in California/Nevada.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Please refer to the 'Risk Factors' included in the form 10-K dated October 27, 1998 and the form 10-Q dated June 9, 1999, on file with the Securities and Exchange Commission.